                               NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Mickey Foster
Vice President
Corporate and Investor Relations
(732) 933-5140

MILLENNIUM CHEMICALS REPORTS
FOURTH QUARTER AND FULL YEAR 2002 OPERATING RESULTS

-- 4Q02 EPS of $0.71 --
-- 4Q02 EPS loss of ($0.22) excluding unusual items --

-- “Overall prospects for our wholly owned businesses are
favorab le as we begin 2003,” says Landuyt --

Red Bank, New Jersey, January 30, 2003 -- Millennium Chemicals (NYSE-MCH) (“Millennium”) announced today fourth quarter 2002 EPS of $0.71 compared to EPS of $0.10 in the fourth quarter of last year. Included in the $0.71 fourth quarter 2002 EPS is a $0.93 benefit from unusual items, primarily a reduction in income tax accruals due to favorable developments related to matters reserved for in prior years. Excluding these unusual items, EPS would have been a loss of ($0.22) in the fourth quarter of 2002.1

William M. Landuyt, Chairman and Chief Executive Officer of Millennium, said, “Our wholly owned businesses continue to have good results with the exception of the Specialty Chemicals business. EBITDA2 from wholly owned businesses more than doubled in the quarter compared to last year’s similar period. Equistar returned to trough margins caused by high feedstock costs, and our equity share in their pre-tax loss amounting to ($35) million depressed overall results.” Landuyt continued, “Cost reduction and containment programs continue to be a priority and have been critical to achieving improved operating profit levels. With our lowered cost base and improved prices for our major products, overall prospects for our wholly owned businesses are favorable as we begin 2003.”

        1 See Table V below for an explanation and quantification of the unusual items and a reconciliation between EPS, as adjusted for these unusual items, and EPS determined according to generally accepted accounting principles.

        2 For important considerations regarding EBITDA, please see the explanatory notes to Tables I-V below. Table I can be used to reconcile EBITDA to net (loss) income, which is determined according to generally accepted accounting principles.

In the fourth quarter of 2002, Millennium reported net income of $45 million compared to $6 million in the fourth quarter of last year. Millennium reduced its income tax accruals in the fourth quarter by $58 million due to favorable developments related to matters reserved for in prior years. Excluding unusual items, the fourth quarter results would have been a loss of ($14) million or ($0.22) per share, compared to a loss of ($31) million or ($0.48) per share on a similar basis last year. Basic and diluted EPS in the fourth quarter were $0.71 and $0.70, respectively, compared to both basic and diluted EPS of $0.10 in the comparable period last year.

For the year 2002, net income was a loss of ($284) million or ($4.47) per share compared to a net loss of ($47) million or ($0.75) per share in 2001. Included in 2002 is the cumulative effect of the SFAS No. 142 accounting change reported in the first quarter of 2002 due to the write-off of certain of Millennium’s and Equistar’s goodwill, which was ($305) million or ($4.80) per share. Excluding this charge, earnings in 2002 were $21 million or $0.33 per share.

Goodwill amortization, which was eliminated due to the adoption of SFAS No. 142 on January 1, 2002, resulted in a charge to income of $5 million in the fourth quarter of 2001 and of $23 million for the year ended December 31, 2001, including the Company’s share of Equistar’s goodwill amortization.

During the fourth quarter of 2002, Millennium changed from the last-in first-out (LIFO) method to the first-in first-out (FIFO) method of accounting for its US TiO2 inventories, in part to achieve a better matching of revenues and expenses. The FIFO method, or methods that approximate FIFO, are now used to determine the cost for all inventories in each of the Company’s reporting segments. Financial results have been restated for all periods presented to reflect this change. The effect of this change in accounting methodology was to increase pre-tax income in 2002 by $1.5 million.

TITANIUM DIOXIDE

The Titanium Dioxide (TiO2) segment reported fourth quarter 2002 EBITDA of $39 million, compared to $26 million in the fourth quarter last year and seasonally down from $42 million in the third quarter of 2002.

In local currencies, average fourth quarter prices were up 1 percent from last year’s fourth quarter and up 4 percent from the third quarter of 2002. In US dollar terms, the worldwide average fourth quarter price was up 4 percent from both the fourth quarter last year and the third quarter of 2002.

Fourth quarter TiO2 sales volume of 142,000 metric tons increased 8 percent from the fourth quarter last year and seasonally decreased 12 percent from the third quarter of 2002. Full year 2002 sales volume of 627,000 metric tons was 6 percent higher than sales volume in 2001.

The fourth quarter’s TiO2 plant production operating rate was 96 percent of annual nameplate capacity of 690,000 metric tons. This represented an increase over the operating rate of 83 percent in last year’s fourth quarter and was higher than the 90 percent operating rate in the third quarter of 2002.

Outlook
Sales volume in the first quarter of 2003 is anticipated to be comparable to the fourth quarter of 2002, in line with seasonal demand trends. Previously announced price increases are gradually being obtained and are expected to result in better average pricing and profitability.

ACETYLS

The Acetyls segment reported fourth quarter 2002 EBITDA of $11 million, which was up from a loss of ($7) million in the fourth quarter of last year and slightly down from the $12 million earned in the third quarter of 2002.

Acetyls prices in the fourth quarter of 2002 increased 26 percent (up 12 percent excluding methanol) from prices in the fourth quarter of last year and increased 5 percent from the third quarter of 2002. Acetyls volume in the fourth quarter increased 23 percent from the comparable period of last year and increased 8 percent from the third quarter of 2002. These price and volume increases from the third to the fourth quarter of 2002 nearly offset cost increases related to increased natural gas prices during the quarter.

Outlook
Similar results are expected in the first quarter of 2003 when compared to the fourth quarter of 2002, assuming higher natural gas and ethylene costs are offset by favorable pricing.

SPECIALTY CHEMICALS

The Specialty Chemicals segment reported fourth quarter 2002 breakeven EBITDA compared to $3 million in the fourth quarter of last year and $4 million in the third quarter of 2002. The fourth quarter 2002 unfavorable results in part reflect downtime due to outages at the plants during December. The plants are now fully operational again.

Sales volume decreased 2 percent from last year’s fourth quarter and was 6 percent lower than the third quarter of 2002 as demand softened. Average selling prices increased 9 percent compared to last year’s fourth quarter and declined 8 percent from the third quarter of 2002, primarily due to shifts in product mix.

Outlook
First quarter 2003 operating results are expected to improve from the fourth quarter of 2002 as sales volumes in January should increase from fourth quarter levels.

EQUISTAR

Millennium’s 29.5 percent stake in Equistar resulted in a fourth quarter post-interest equity loss of ($35) million compared to ($29) million of equity loss in the fourth quarter of last year and $4 million equity income in the third quarter of 2002.

The fourth quarter of 2002 was primarily impacted by increasing raw material costs as, according to Chemical Marketing Associates Inc. (CMAI), the cost of ethylene production increased by 3 cents per pound compared to the third quarter of 2002. Equistar experienced an additional cost increase of nearly 1 cent per pound, attributable to planned maintenance at its olefins manufacturing plant in Chocolate Bayou, Texas. These cost increases were partially offset by a 1 cent per pound ethylene price increase, according to CMAI. Equistar’s ethylene sales were approximately 50 million pounds below third-quarter sales. Most of the shortfall was concentrated in October and November. In the polymers segment, volumes were approximately 56 million pounds below third-quarter sales. Equistar’s average selling price was below the third quarter 2002 level as a result of slightly lower domestic market prices and a lower-margin product mix.

Equistar’s ethylene and polymers prices increased 3 cents and 4 cents per pound, respectively, in the fourth quarter of 2002 compared to the fourth quarter of 2001, but this positive contribution was more than offset by the increasing cost of ethylene, which was driven principally by higher crude oil prices.

Although, according to CMAI, volumes recovered over the course of the year, as demonstrated by 5 percent increase in industry polymers sales volumes in 2002 compared to 2001, trough conditions continued in the industry, leading to reductions in pricing and margins in ethylene and polymers.

Millennium’s share of Equistar’s underlying fourth quarter 2002 sales was $422 million; of operating loss, ($20) million; and of EBITDA, $3 million. Equistar did not distribute any cash to Millennium in the fourth quarter, and distributions are not expected until profit levels improve.

Outlook
Trough margin conditions due to high feedstock costs are expected to continue into the first quarter of 2003, however, industry analysts believe Equistar will enjoy improved supply/demand conditions beginning in March.

DEBT AND CAPITAL SPENDING

Net debt (total debt less cash) at December 31, 2002 totaled $1.103 billion versus $1.073 billion at the end of 2001. Net interest expense was $86 million for 2002, slightly up from $82 million in 2001.

Capital spending for 2002 was $71 million compared to $97 million for 2001. Planned capital spending in 2003 is projected at a similar level to 2002. Depreciation and amortization was $102 million for Millennium’s wholly owned businesses in 2002.

PENSION ASSETS AND EQUITY

Because of the recent declines in the financial markets, certain of Millennium’s US and foreign pension plans had an underfunded Accumulated Benefit Obligation (ABO) at the end of 2002. As disclosed in October 2002, Millennium is required to charge to stockholder’s equity a minimum liability for any underfunded amount and the existing prepaid pension asset related to the affected plans. The charge to shareholders’ equity at year-end 2002 was $166 million.

Due to the reduction in the fair value of pension plan assets and Millennium’s decision to reduce its assumptions for the expected return on pension plan assets and the discount rate related to its pension plans, pension expense for 2003 is estimated to increase by approximately $9 million. Pension plan funding requirements are not expected to materially change in 2003.

DIVIDENDS

Millennium has declared a quarterly dividend on its common stock of $0.135 per share. The dividend will be payable on March 31, 2003 to shareholders of record on March 12, 2003. The ex-dividend date will be March 10, 2003.

The indenture governing Millennium’s 9.25% Senior Notes contains a covenant that would prohibit the ability to pay dividends on its common stock, repurchase stock, and make other types of restricted payments if such restricted payments would exceed a “restricted payments basket.” The basket is reduced by the amount of each such restricted payment. It is increased by 50 percent of the Company’s net income, excluding its equity in the earnings or loss of Equistar; by 50 percent of its cash distributions from Equistar; and by 100 percent of the net cash proceeds from the sale by the Company of its Common Stock. It is decreased by 100 percent of the Company’s net loss, excluding its equity in the earnings or loss of Equistar. Upon the filing of the Company’s Annual Report on Form 10-K, after taking into consideration the $8.6 million dividend declared in the first quarter of 2003, the amount of the restricted payments basket is expected to be $43 million. The level of the “restricted payments basket” and therefore Millennium’s ability to pay future dividends is dependent upon future earnings and/or its distributions from Equistar. As disclosed in December 2002, Millennium has no current intention to change its long-standing dividend payment policy.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals Inc. is:

  The second-largest producer of TiO2 in the world, the largest merchant seller of titanium tetrachloride and a major producer of zirconia, silica gel and cadmium/based pigments;
  The second-largest producer of acetic acid and vinyl acetate monomer in North America;
  A leading producer of terpene-based fragrance and flavor chemicals; and,
  Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The statements in this press release that are not historical facts are, or may be deemed to be, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in other filings that Millennium makes with the Securities and Exchange Commission, in press releases or in oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which Millennium and Equistar Chemicals, LP (“Equistar”) operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors; the ability of Equistar to distribute cash to its partners and uncertainties arising from Millennium’s minority interest in Equistar and Millennium’s future capital commitments to Equistar; changes in the cost of energy and raw materials; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets, and the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; risks of doing business outside the United States, including currency fluctuations; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to Millennium’s or Equistar’s current and former operations; pricing and other competitive pressures; and legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead paint and pigments, asbestos and other materials) and other claims. A further description of these risks, uncertainties and other matters can be found in Exhibit 99.1 to Millennium’s Report on Form 10-K for the year ended December 31, 2001, as amended. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

#        #        #

(Tables follow)

Listen in live to Millennium's 2002 fourth quarter earnings
and outlook discussion on Thursday, January 30 at 1:00 p.m. EST via webcast at http://www.millenniumchem.com and click
on the Investor Relations icon.
The teleconference number is 973-582-2741.
Replay will be available until February 6, 2003 at 973-341-3080, reservation #3683721.

EXPLANATORY NOTES TO TABLES I – V

Change in Accounting Method from LIFO to FIFO

The Consolidated Statements of Operations in Table I, EBITDA and Operating Income for the titanium dioxide business in Table II and the Consolidated Balance Sheet at December 31, 2001 in Table III have been restated for a change in accounting method from LIFO to FIFO for inventory and cost of products sold for the U.S. titanium dioxide business.

EBITDA; Operating Income (Loss)

EBITDA represents income from operations before interest, taxes, depreciation and amortization, other income items, equity earnings, reorganization and plant closure charges and the cumulative effect of accounting changes. EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for GAAP measures. Additionally, EBITDA may not be comparable to similarly named measures of other companies.

Previously reported EBITDA and Operating Income (Loss) have been restated for the change in accounting method discussed above.

In this presentation, EBITDA and Operating Income (Loss) exclude reorganization and plant closure charges recorded in the first and second quarters of 2001 and include, in the second and fourth quarters of 2002, respectively, $5 million and $1 million of reductions of reserves due to favorable resolutions of environmental claims related to predecessor businesses reserved for in prior years.

Pro Forma EBITDA; Pro Forma Operating Income

Pro forma EBITDA includes the Company’s underlying interest (29.5%) in Equistar’s results, together with an allocation of costs incurred by the Company in connection with its interest in Equistar.

Pro forma Operating Income includes the Company's underlying interest in Equistar's results.

Pro Forma Depreciation and Amortization; Pro Forma Net Sales

Pro forma depreciation and amortization and pro forma net sales include depreciation and amortization and net sales, respectively, in accordance with generally accepted accounting principles together with the Company's underlying interest (29.5%) in Equistar's corresponding amounts.

Consolidated Balance Sheets

In addition, to the changes mentioned above for the change in accounting method from LIFO to FIFO, certain reclassifications have been made on the December 31, 2001 balance sheet to conform to the December 31, 2002 presentation.

                                                       MILLENNIUM CHEMICALS INC.
                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                                   (Millions, Except Per Share Data)

TABLE  I

                                                               Three months ended                   Year ended
                                                                  December 31,                      December 31,
                                                       -----------------------             ---------------------
                                                            2002              2001           2002             2001
                                                            ----              ----           ----             ----
Net sales                                                  $ 387             $ 334         $1,554            $1,590
Operating costs and expense
       Cost of products sold                                 289               277          1,233             1,259
       Selling, development and
          administrative expenses                             46                33            126               146
                                                         -------           --------      --------          --------

EBITDA                                                        52                24            195               185

Depreciation and amortization                                 26                27            102               110
                                                         -------           -------       --------          --------
Operating income (loss) before
  reorganization and plant closure charges                    26                (3)            93                75
Net interest expense                                         (22)              (22)           (86)              (82)
Equity in results of Equistar        -operating              (20)              (13)           (20)              (27)
                                     -interest               (15)              (16)           (60)              (57)
                                     -plant closure            -                 -              -                (6)
Reorganization and plant closure charges                       -                 -              -               (36)
Net other income (expense)                                     1                 -             (1)                1
                                                        --------         ----------    -----------       ----------

Loss before income taxes, minority interest and
   cumulative  effect of accounting change                   (30)              (54)           (74)             (132)
Benefit from income taxes                                     79                61            101                89
                                                          -------           -------     ----------         ---------
Income (loss) before minority interest and
   cumulative effect of accounting change                     49                 7             27               (43)
Minority interest                                             (4)               (1)            (6)               (4)
                                                        ---------         ---------    -----------       -----------
Income (loss) before cumulative
  effect of accounting change                                 45                 6             21               (47)
Cumulative effect of accounting change                         -                 -           (305)                -
                                                       ---------          ---------      ---------      ------------
Net income (loss)                                         $   45           $     6        $  (284)         $    (47)
                                                          ======           =======        ========         =========

Basic EPS ($/share)
               - before accounting change                  $0.71             $0.10        $  0.33           $ (0.75)
               - from accounting change                        -                 -          (4.80)                -
                                                       ---------         ---------       ---------      -----------
               - after accounting change                   $0.71             $0.10        $ (4.47)          $ (0.75)
                                                           =====             =====        ========          ========

Weighted-average number of shares
  used to compute basic EPS                               63.707            63.709         63.588            63.564

Diluted EPS ($/share)
               - before accounting change                  $0.70             $0.10        $  0.33           $ (0.75)
               - from accounting change                        -                 -          (4.77)                -
                                                       ---------         ---------       ---------      -----------
               - after accounting change                   $0.70             $0.10        $ (4.44)          $ (0.75)
                                                           =====             =====        ========          ========

Weighted-average number of shares
  used to compute diluted EPS                             63.994            64.019         63.882            63.564

                                                       MILLENNIUM CHEMICALS INC.
                                                         SEGMENT INFORMATION
                                                             (Millions)

TABLE II

                                                     2001                                            2002
                                     ---------------------------------------       ---------------------------------------
                                     1Q      2Q       3Q       4Q        FY          1Q      2Q       3Q     4Q        FY
                                     ---------------------------------------       ---------------------------------------
EBITDA
Titanium Dioxide                     49      40       38       26       153          30      35       42     39       146
Acetyls                               2      10        2       (7)        7          (4)      7       12     11        26
Specialty Chemicals                   6       6        5        3        20           6       4        4      -        14
Other                                 1       -        2        2         5           3       3        1      2         9
                                     --------------------------------------        --------------------------------------
TOTAL                                58      56       47       24       185          35      49       59     52       195
Equistar                             19      27       12       10        68          (2)     26       41      3        68
                                     --------------------------------------        --------------------------------------
PRO FORMA TOTAL                      77      83       59       34       253          33      75      100     55       263

DEPRECIATION AND AMORTIZATION
Titanium Dioxide                     21      20       21       19        81          20      20       21     22        83
Acetyls                               5       5        5        6        21           3       3        3      2        11
Specialty Chemicals                   2       2        2        2         8           2       2        2      2         8
                                     --------------------------------------        --------------------------------------
REPORTED                             28      27       28       27       110          25      25       26     26       102
Equistar                             23      24       24       24        95          22      21       22     23        88
                                     --------------------------------------        --------------------------------------
PRO FORMA TOTAL                      51      51       52       51       205          47      46       48     49       190

OPERATING INCOME
Titanium Dioxide                     28      20       17        7        72          10      15       21     17        63
Acetyls                              (3)      5       (3)     (13)      (14)         (7)      4        9      9        15
Specialty Chemicals                   4       4        3        1        12           4       2        2     (2)        6
Other                                 1       -        2        2         5           3       3        1      2         9
                                    ---------------------------------------        --------------------------------------
TOTAL                                30      29       19       (3)       75          10      24       33     26        93
Equistar                             (4)      3      (12)     (14)      (27)        (24)      5       19    (20)      (20)
                                    --------------------- -----------------        --------------------------------------
PRO FORMA TOTAL                      26      32        7      (17)       48         (14)     29       52      6        73

NET SALES
Titanium Dioxide                    319     298      286      242     1,145         262     300      296    271     1,129
Acetyls                              99      98       85       73       355          65      83       91     95       334
Specialty Chemicals                  26      23       22       19        90          24      22       24     21        91
                                    ----------------------------------------       --------------------------------------
REPORTED                            444     419      393      334     1,590         351     405      411    387     1,554
Equistar                            523     472      399      350     1,744         335     431      445    422     1,633
                                    ---------------------------------------        --------------------------------------
PRO FORMA TOTAL                     967     891      792      684     3,334         686     836      856    809     3,187

CAPITAL SPENDING
Titanium Dioxide                     23      26       23       10        82          12      11       14     24        61
Acetyls                               2       3        -        1         6           -       -        1      -         1
Specialty Chemicals                   1       1        1        -         3           1       1        3      4         9
Other                                 2       3        -        1         6           -       -        -      -         -
                                    ----------------------------------------       --------------------------------------
TOTAL                                28      33       24       12        97          13      12       18     28        71

                                                       MILLENNIUM CHEMICALS INC.
                                                      CONSOLIDATED BALANCE SHEETS
                                                               (Millions)

TABLE III

                                                                             December 31,                  December 31,
                                                                                 2002                          2001
                                                                 ---------------------         --------------------

ASSETS
Current Assets
       Cash and cash equivalents                                           $        125                     $      114
       Trade receivables, net                                                       210                            215
       Inventories                                                                  406                            399
       Other current assets                                                          78                             61
                                                                         --------------                   ------------

           Total current assets                                                     819                            789

Property, plant and equipment, net                                                  862                            880
Investment in Equistar                                                              574                            677
Deferred income taxes                                                                75                             29
Other assets                                                                         42                            234
Goodwill                                                                            106                            381
                                                                           ------------                     ----------

            Total assets                                                    $     2,478                       $  2,990
                                                                            ===========                       ========

LIABILITIES AND SHAREHOLDERS'  EQUITY
Current Liabilities
       Notes payable                                                     $            4                    $         4
       Current maturities of long-term debt                                          12                             11
       Trade accounts payable                                                       274                            256
       Income taxes payable                                                          44                              7
       Accrued expenses and other liabilities                                       128                            105
                                                                           ------------                      ---------

           Total current liabilities                                                462                            383

Long-term debt                                                                    1,212                          1,172
Other liabilities                                                                   335                            517
                                                                            -----------                       --------

           Total liabilities                                                      2,009                          2,072
                                                                             ----------                        -------

Minority interest                                                                    19                             21
Shareholders' equity                                                                450                            897
                                                                             ----------                        -------

            Total liabilities and shareholders' equity                       $    2,478                        $ 2,990
                                                                             ==========                        =======

                                                       MILLENNIUM CHEMICALS INC.
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                               (Millions)

TABLE IV

                                                                                            Year ended
                                                                                           December 31,
                                                                              ---------------------------------------
                                                                                   2002                       2001
                                                                                 --------                   --------
Cash flows from operating activities
   Net loss                                                                     $    (284)                $     (47)
   Adjustments to reconcile net loss to
     net cash provided by operating activities:
      Cumulative effect of accounting change                                          305                         -
      Write-off of assets related to plant closure                                      -                        10
      Depreciation and amortization                                                   102                       110
      Deferred income tax benefit                                                     (42)                      (56)
      Noncash income tax benefit                                                      (58)                      (42)
      Equity in loss of Equistar                                                       80                        90
      Net change in trade working capital                                              22                       144
      Minority interest and other                                                       8                         5
Net change in other assets and liabilities                                            (49)                     (102)
                                                                              ------------                ----------

Cash provided by operating activities                                                  84                       112
                                                                              ------------               -----------

Cash flows from investing activities
   Capital expenditures                                                               (71)                      (97)
Proceeds from sale of fixed assets                                                      1                        19
                                                                             -------------              ------------

Cash used in investing activities                                                     (70)                      (78)
                                                                              ------------              ------------

Cash flows from financing activities
   Dividends to shareholders                                                          (35)                      (35)
   Net proceeds of borrowings                                                          33                        13
                                                                              ------------              -----------

Cash used in financing activities                                                      (2)                      (22)
                                                                             -------------               -----------

Effect of exchange rate changes on cash                                                (1)                       (5)
                                                                             -------------             -------------
Increase in cash and cash equivalents                                                  11                         7
Cash and cash equivalents at beginning of year                                        114                       107
                                                                               -----------                ----------

Cash and cash equivalents at end of year                                        $     125                $      114
                                                                               ===========               ===========

                                                       Millennium Chemicals Inc.
                                                    Earnings and EPS Reconciliation
                                                   (Millions, Except Per Share Data)

Table V

                                                    Three Months Ended                      Three Months Ended
                                                     December 31, 2002                      December 31, 2001
                                                 -------------------                    --------------------
                                                  Net (loss)                           Net (loss)
                                                   Income          EPS                  Income             EPS
                                                   ------          ---                  ------             ---

Reported GAAP                                        $45        $0.71                     $8            $0.13
                                                     ===        =====                    ===            =====

Restated for LIFO-FIFO                               $45        $0.71                     $6            $0.10
Tax accrual adjustment                               (58)       (0.91)                   (42)           (0.66)
Legacy claims                                         (1)       (0.02)                    --               --
Goodwill amortization                                 --           --                      5             0.08
                                                   -----        -----                  -----            -----

Normalized (loss) EPS                               $(14)      $(0.22)                  $(31)          $(0.48)
                                                  ======       ======                  =====           ======

                                                        Year Ended                             Year Ended
                                                      December 31, 2002                     December 31, 2001
                                                  -------------------                -------------------------
                                                   Net (loss)                           Net (loss)
                                                   Income          EPS                  Income             EPS
                                                   ------          ---                  ------             ---

Reported GAAP                                      $(284)       $(4.47)                  $(43)          $(0.68)
                                                   =====        ======                  =====           ======

Restated for LIFO-FIFO                             $(284)       $(4.47)                  $(47)          $(0.75)
Tax accrual adjustment                               (58)        (0.91)                   (42)           (0.66)
Goodwill amortization                                 --            --                     23             0.36
Reorganization & plant
 closure charges                                      --            --                     24             0.38
Goodwill write-off                                   305          4.80                     --               --
Equistar plant closure                                --            --                      4             0.07
Legacy claims                                         (4)        (0.06)                    --               --
                                                   -----        ------                  -----            -----

Normalized (loss) EPS                               $(41)       $(0.64)                  $(38)          $(0.60)
                                                   =====        ======                  =====           ======